Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of July 17, 2017 (the “Effective Date”) between Weiman Products, LLC, a Delaware limited liability company (the “Company”), and Christopher G. Bauder (“Executive”).

WHEREAS, the Company and Executive currently are parties to an Employment Agreement, approved by the Board of Directors of CC Holdings, Inc. and by CC Intermediate Holdings, Inc., in its capacity as the Company’s sole member, on May 26, 2015 (the “Prior Agreement”), and the Company and Executive desire to amend and restate the Prior Agreement.

WHEREAS, this Agreement shall supersede and completely replace the Prior Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration (including a Nonqualified Stock Option Agreement of even date herewith), the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Definitions. Certain words or phrases used herein with initial capital letters shall have the meanings set forth in paragraph 8 hereof.

2. Employment. The Company shall employ Executive, and Executive accepts employment with the Company as of the Effective Date, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 5 hereof (the “Employment Period”). Notwithstanding anything in this Agreement to the contrary, Executive will be an at-will employee of the Company and Executive or the Company may terminate Executive’s employment with the Company for any reason or no reason at any time.

3. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the Board of Directors of WU Holdco, Inc. (the “Board”), to expand or limit such duties, responsibilities and authority, either generally or in specific instances.

(b) During the Employment Period, Executive shall report to the Board.

(c) During the Employment Period, Executive shall devote Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its subsidiaries and affiliates. Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner; provided that Executive may (i) engage in or serve such professional, civic, trade association, charitable, community, educational, religious or similar types of organizations or speaking engagements, as Executive may select; (ii) serve on the boards of directors or advisory committees of any entities, or engage in other business activities; and (iii) attend to

Executive’s personal matters and/or the Executive’s and/or his family’s personal finances, investments and business affairs, so long as such service or activities described in clauses (i), (ii) and (iii) immediately preceding do not interfere with the performance of Executive’s duties and responsibilities as an employee of the Company in accordance with this Agreement and do not otherwise violate Executive’s obligations under paragraph 7 hereof. Executive shall be permitted to retain all compensation in respect of any of the services or activities referred to in clauses (i), (ii) and (iii) of this subparagraph 3(c), so long as Executive discloses any such compensation to the Board.

4. Compensation and Benefits.

(a) Salary. The Company agrees to pay Executive a salary during the Employment Period in installments based on the Company’s practices as may be in effect from time to time, but in no event less frequently than monthly. Effective as of May 26, 2017, Executive’s salary shall be at the rate of $450,000 per year (the “Base Salary”). The Board shall review Executive’s salary annually, and may, in its sole discretion, increase it. Executive’s Base Salary as in effect from time to time shall not be decreased without his prior written consent, except as provided in subparagraph 8(h)(i).

(b) Annual Bonus. During the Employment Period, Executive will be eligible for an annual bonus based on the achievement of specified performance goals, as determined by the Board, provided that in no event will Executive’s target annual bonus opportunity with respect to any such calendar year be less than 50% of Executive’s Base Salary. To be eligible for an annual bonus pursuant to this subparagraph 4(b), Executive must be an employee of the company as of December 31 of each calendar year, except as otherwise provided in paragraph 6. Any annual bonus earned pursuant to this subparagraph 4(b) shall be paid to Executive by the Company within thirty (30) days following the receipt of the Company’s audited financial statements for the applicable calendar year, but in any event between January 1 and March 15 of the calendar year following the calendar year to which such bonus relates.

(c) Standard Benefits Package. Executive shall be entitled during the Employment Period to participate, on the same basis as other employees of the Company, in the Company’s Standard Benefits Package. The Company’s “Standard Benefits Package” means those benefits (including insurance and other benefits, but excluding, except as hereinafter provided in subparagraph 6(b), any severance pay program or policy of the Company) for which either (i) substantially all of the employees of the Company are from time to time generally eligible, as determined from time to time by the Board, or (ii) senior executive employees of the Company are from time to time eligible, as determined from time to time by the Board.

(d) Paid Time Off. During the Employment Period, executive shall be entitled to twenty (20) days of paid time off during each calendar year.

(e) Participation in Stock Option Program. Executive will be entitled to participate in the stock option program of WU Holdco, Inc. (“Holdings”), subject to the approval of the Board, through the grant of options to purchase an additional 300 shares of Holdings’ common stock at an exercise price equal to the fair market value on the date of grant. As a condition of such option grant Executive will execute a Nonqualified Stock Option Agreement.

(f) Reimbursements. If any reimbursements or in-kind benefits provided by the Company pursuant to this Agreement (including that in subparagraph 4(e)) would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, such reimbursements or in-kind benefits shall be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to Executive’s lifetime and the lifetime of Executive’s eligible dependents; (ii) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

(g) Indemnification. During the Employment Period and thereafter, with respect to Executive’s acts or failures to act during the Employment Period in Executive’s capacity as a director, officer, employee or agent of the Company, to the extent that Executive is an officer or director of the Company, Executive shall be entitled to liability insurance coverage on the same basis as other directors and officers of the Company, with such liability insurance coverage being substantially comparable to the coverage in effect on May 26, 2015.

(h) Expenses. The Company shall promptly reimburse Executive for all reasonable expenses incurred by him during the Employment Period in the course of performing his duties under this Agreement, in accordance with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses; provided that Executive furnishes to the Company adequate records and other documentary evidence for the substantiation of such expenditures.

5. Employment Period.

(a) Except as hereinafter provided, the Employment Period shall continue until, and shall end upon, the second anniversary of the Effective Date.

(b) On the second anniversary of the Effective Date and on each anniversary thereafter, unless the Employment Period shall have ended pursuant to subparagraph 5(c) below or the Company shall have given Executive sixty (60) days written notice that the Employment Period will not be extended, the Employment Period shall be extended for an additional year.

(c) Notwithstanding (a) or (b) above, the Employment Period shall end early upon the first to occur of any of the following events:

(i) Executive’s death;

(ii) the Company’s termination of Executive’s employment due to Permanent Disability;

(iii) a Termination For Cause;

(iv) a Termination Without Cause;

(v) a Termination For Good Reason; or

(vi) a Voluntary Termination.

6. Post-Employment Payments.

(a) At the end of Executive’s employment for any reason, Executive shall cease to have any rights to salary, equity awards, expense reimbursements or other benefits, except that Executive shall be entitled to (i) any Base Salary which has accrued through the date of termination but is unpaid, any annual bonus set forth in subparagraph 4(b) above that has been earned for a prior calendar year but is unpaid, which shall be paid as provided in subparagraph 4(b), any reimbursable expenses which have been incurred but are unpaid, and any unexpired vacation days which have accrued under the Company’s paid time off policy but are unused, as of the end of the Employment Period, (ii) any option rights or plan benefits which by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any option theretofore granted to Executive or any other benefit plan in which Executive has participated as an employee of the Company and excluding, except as hereinafter provided in subparagraph 6(b), any severance pay program or policy of the Company) and (iii) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). In addition, Executive shall be entitled to the additional amounts described in subparagraph 6(b) or 6(d), in the circumstances described in such subparagraphs.

(b) Severance.

(i) Regular Severance. If the Employment Period ends early pursuant to paragraph 5 on account of a Qualifying Termination, the Company shall continue to pay Executive his Base Salary at the time of such termination for a period of twelve (12) months following such termination in accordance with the Company’s normal payroll practices. In addition, Executive shall be entitled to an amount equal to the product of (A) the annual bonus Executive would have been entitled to receive pursuant to subparagraph 4(b) had Executive’s employment continued until the end of the calendar year in which the Termination Without Cause or the Termination For Good Reason occurs, based on the Company’s performance, as determined by the Board, through the date of Executive’s termination of employment (up to a maximum amount equal to 50% of Executive’s Base Salary), multiplied by (B) a fraction, the numerator of which is the number of days that Executive was employed by the Company during the calendar year in which Executive’s Termination Without Cause (which includes the Company’s giving notice pursuant to subparagraph 5(b) that the Employment Period will not be extended) or Termination For Good Reason occurs, and the denominator of which is 365 (the “Pro-Rata Bonus”). The Pro-Rata Bonus shall be payable in cash in equal installments over the 12-month period following Executive’s Qualifying Termination in accordance with the Company’s normal payroll practices. Further, if Executive and/or his eligible dependents elects continuation coverage under the Company’s medical plan pursuant to COBRA, the Company shall reimburse Executive (provided such reimbursement does not result in any taxes or penalties for the Company) for the full amount of Executive’s COBRA premium payments for such coverage for Executive until the earlier of (i) Executive’s eligibility for any such coverage under another employer’s or any other medical plan or (ii) the date that is twelve (12) months following the Qualifying Termination.

(ii) Special Severance. If the Employment Period ends early pursuant to paragraph 5 on account of a Special Termination, the Company shall pay Executive an amount equal to the product of (A) the sum of his Base Salary at the time of such termination plus the Pro-Rata Bonus, multiplied by (B) 2, which amount shall be paid to Executive in equal installments over the 12-month period following Executive’s Special Termination, in accordance with the Company’s normal payroll practices. Further, if Executive and/or his eligible dependents elects continuation coverage under the Company’s medical plan pursuant to COBRA, the Company shall reimburse Executive (provided such reimbursement does not result in any taxes or penalties for the Company) for the full amount of Executive’s COBRA premium payments for such coverage for Executive until the earlier of (i) Executive’s eligibility for any such coverage under another employer’s or any other medical plan or (ii) the date that is eighteen (18) months following the Special Termination.

It is expressly understood that the Company’s payment obligations under this subparagraph 6(b) shall cease in the event Executive breaches any of the agreements in paragraph 7 hereof. Each payment under this subparagraph 6(b) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended. Any payment under this subparagraph 6(b) that is due during the 60-day period following Executive’s Qualifying Termination or Special Termination, as applicable, shall not be paid during such 60-day period but instead shall be paid to Executive in a single lump sum on the first payroll date after such 60-day period; provided that Executive executes and does not revoke the release in accordance with the requirements of subparagraph 6(c). Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, and the amount of such payments shall not offset or reduced by any amounts received by Executive from any other source.

(c) Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under subparagraph 6(b) hereof unless (i) prior to the 60th day following the Qualifying Termination or Special Termination, as applicable, Executive executes a release of all current or future claims, known or unknown, arising on or before the date of the release against the Company and its subsidiaries and the directors, officers, employees and affiliates of any of them, in a form approved by the Company and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such release. The release described above shall be provided to Executive not more than five (5) business days after the date of termination, shall not require Executive to release his right to receive the payments described in subparagraph 6(b) or to indemnification and continued insurance coverage provided pursuant to subparagraph 4(g), and shall not impose any additional restrictive covenants upon his activities following termination, other than those described in paragraph 7.

(d) If the Employment Period ends early pursuant to paragraph 5 on account of Executive’s death or the Company’s termination of Executive’s employment due to Permanent Disability, Executive or his legal representative shall be entitled to receive, in addition to the amounts described in subparagraph 6(a), an amount equal to the product of (i) the annual bonus Executive would have been entitled to receive pursuant to subparagraph 4(b) had Executive’s employment continued until the end of the calendar year in which the death or termination of employment due to Permanent Disability occurs, based on the Company’s performance, as determined by the Board, through the date of Executive’s termination of employment (up to a maximum amount equal to 50% of Executive’s Base Salary), multiplied by (ii) a fraction, the numerator of which is the number of days that Executive was employed by the Company during the calendar year in which Executive’s death or termination of employment due to Permanent Disability occurs, and the denominator of which is 365, with such amount paid as provided in subparagraph 4(b).

7. Competitive Activity; Confidentiality; Nonsolicitation.

(a) Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Company during the Employment Period, Executive will be brought into frequent contact with existing and potential customers of the Company throughout the world. Executive also agrees that trade secrets and confidential information of the Company, more fully described in subparagraph 7(e)(i), gained by Executive during Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s Business that Executive not compete with the Company during his employment with the Company and not compete with the Company for a reasonable period thereafter, as provided in the following subparagraphs.

(b) Covenants.

(i) Covenants During Employment. While employed by the Company, Executive will not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Company, Executive will not:

(A)	enter into or engage in any business which competes with the Company’s Business;

(B)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s Business;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.

(ii) Covenants Following Termination. For a period of two (2) years following the termination of Executive’s employment, Executive will not:

(A)	enter into or engage in any business which competes with the Company’s Business within the Restricted Territory (as defined in paragraph 8);

(B)

solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company’s Business within the Restricted Territory;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(D)

promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory.

(iii) Indirect Competition. For the purposes of subparagraphs 7(b)(i) and (ii) inclusive, but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partnerjoint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

(iv) If it shall be judicially determined that Executive has violated this subparagraph 7(b), then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(c) The Company. For purposes of this paragraph 7, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which Executive worked or had responsibility at the time of termination of his employment and at any time during the two (2) year period prior to such termination.

(d) Non-Solicitation. Executive will not directly or indirectly at any time during the period of Executive’s employment or for a period of two (2) years thereafter, hire any of the Company’s employees or solicit any of them to resign from their employment by the Company. Executive acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business. This subparagraph 7(d) shall not prohibit general solicitations of employment not specifically directed at any such employees.

(e) Further Covenants.

(i) Executive will keep in strict confidence, and will not, directly or indirectly, at any time, during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information (excluding general and industry know how); provided, however, that such confidential information does not include information that (A) is or becomes generally available to the public (other than as a result of disclosure in violation of this subparagraph 7(e)(i)), or (B) was not previously known to Executive but becomes known to Executive after the termination of Executive’s employment with the Company from a source that does not owe the Company a duty of confidentiality with respect to such information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during Executive’s employment with the Company (except in the course of performing Executive’s duties and obligations to the Company) or after the termination of Executive’s employment shall constitute a misappropriation of the Company’s trade secrets.

(ii) The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(iii) Executive agrees that upon termination of Executive’s employment with the Company, for any reason, Executive shall (A) return to the Company, in good condition (reasonable wear and tear excepted), all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 7(e)(i) of this Agreement, or (B) to the extent that the return of any such property contained or stored on Executive’s personal hard drive, personal electronic storage media or similar devices is impracticable, as determined by the Company in its sole discretion, destroy such property. In the event that such items are not so returned or destroyed, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(iv) Notwithstanding anything to the contrary contained herein, Executive may disclose any such confidential information (A) to the extent required by law, regulation, order or judicial proceedings, (B) to any governmental authority or arbitrator in connection with any claim or proceeding relating to the defense or enforcement of this Agreement or any other agreement to which Executive and the Company or any of its affiliates is a party, or any rights hereunder or thereunder, or (C) to any attorney retained by Executive. If Executive becomes compelled (as described in subclauses (A) and (B) of this subparagraph 7(e)(iv)) to make any disclosure that is prohibited or otherwise restricted by this subparagraph 7(e), then, to the extent not legally prohibited, Executive will (x) give the Company immediate written notice of such requirement, and (y) consult with and assist (as reasonably requested by the Company and at the Company’s expense) the Company in obtaining an injunction or other appropriate remedy to prevent such disclosure.

(f) Discoveries and Inventions; Work Made for Hire.

(i) Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Executive for the Company, Executive will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Executive conceives and/or develops entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (x) relates to the business of the Company, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by Executive for the Company. Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Executive, either solely or jointly with others, within six (6) months following termination of Executive’s employment under this Agreement or any successor agreements shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii) In order to determine the rights of Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Executive agrees that during Executive’s employment, and for six (6) months after termination of Executive’s employment under this Agreement or any successor agreements Executive will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Executive solely or jointly with others. The Company agrees to keep any such disclosures confidential. Executive also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company. Executive agrees that at the request of and without charge to the Company, but at the Company’s expense, Executive will execute a written assignment of such idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Executive will, at the Company’s request and expense, use commercially reasonable efforts to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten business days, to secure Executive’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints the Corporate Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(iii) Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, that satisfies the criteria specified in subclause (A), (B) or (C) of subparagraph 7(f)(i) above and that is generated by Executive during Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company.

(g) Communication of Contents of Agreement. While employed by the Company and for two (2) years thereafter, Executive will communicate the contents of paragraph 7 of this Agreement to any person, firm, association, partnership, corporation or other entity that Executive intends to be employed by, associated with, or represent.

(h) Confidentiality Agreements. Executive agrees that Executive shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to Executive’s former employers. Except as indicated, Executive warrants that Executive is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit Executive’s right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company. Executive agrees to provide the Company with a copy of any and all agreements with a third party that preclude or limit Executive’s right to make disclosures or to engage in any other activities contemplated by Executive’s employment with the Company.

(i) Relief. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s obligations under this Agreement would be inadequate. Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in subparagraphs 7(b), 7(d), 7(e), 7(f), 7(g) and 7(h) inclusive, of this Agreement, without the necessity of proof of actual damage.

(j) Reasonableness. Executive acknowledges that Executive’s obligations under this paragraph 7 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.

(k) Other Acknowledgements. Nothing in this Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

8. Definitions.

(a) “Company’s Business” means the development, manufacture, production, marketing, distribution and sale of (i) specialty household or commercial cleaning solutions substantially similar to, or that directly compete with, those solutions developed, manufactured, produced, marketed, distributed or sold by the Company at any time during the three-year period prior to the date of Executive’s termination of employment and (ii) surgical instrument cleaning products, surgical instrument sterilization products and surface disinfectant chemical products, in each case in the case of this clause (ii), for the healthcare market that are substantially similar to, or that directly compete with, those solutions products developed, manufactured, produced, marketed, distributed or sold by the Company at any time during the three-year period prior to the date of Executive’s termination of employment (collectively, “Healthcare Products”).

(b) “Divestiture” means the sale of all or a majority of the equity securities (by way of sale, merger or otherwise) of the Company or Holdings.

(c) “Permanent Disability” means that Executive, because of accident, disability, or physical or mental illness, has been incapable of performing Executive’s material duties to the Company or any subsidiary, as determined by an independent physician selected by the Board and reasonably acceptable to the Executive or the Executive’s legal representatives. Notwithstanding the foregoing, Executive will be deemed to have become incapable of performing Executive’s duties to the Company or any subsidiary if Executive is incapable of so doing for (i) a continuous period of 90 days and remains so incapable at the end of such 90 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days. Executive may not be terminated by reason of

Permanent Disability until he has satisfied the eligibility period for long term disability benefits under any plan or policy of the Company for which he is eligible, and shall remain employed without diminution in his Base Salary or benefits until such time, provided that if Executive has been determined to be incapable of performing his duties by reason of Permanent Disability as provided above, he may be removed as Chief Executive Officer and his duties reassigned. Such actions shall not give rise to a Termination For Good Reason.

(d) “Qualifying Termination” means a Termination Without Cause (which includes the Company’s giving notice pursuant to subparagraph 5(b) that the Employment Period will not be extended) or Termination For Good Reason, in either case, that does not constitute a Special Termination.

(e) “Restricted Territory” means: (i) the United States and Canada for specialty household cleaning products and Healthcare Products and globally for specialty commercial cleaning products; (ii) the geographic area(s) within a fifty (50) mile radius of any and all Company location(s) in, to, or for which Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two (2) year period prior to such termination; and (iii) all of the specific customer accounts, whether within or outside of the geographic area described in (i) or (ii) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two (2) year period prior to such termination.

(f) “Special Termination” means a Termination Without Cause (which includes the Company’s giving notice pursuant to subparagraph 5(b) that the Employment Period will not be extended) or a Termination For Good Reason that, in either case, occurs on the date of, or in the one (1) year period following, a Divestiture involving a Strategic Acquiror.

(g) “Strategic Acquiror” means a corporation or other entity that competes with the Company’s Business and acquires the Company in a Divestiture.

(h) “Termination For Cause” means the termination by the Company or any subsidiary of Executive’s employment with the Company or any subsidiary as a result of (i) the Executive’s conviction of or pleading guilty or no contest to a felony or a fraud, (ii) conduct by Executive that brings the Company or any subsidiary or affiliate of the Company into substantial public disgrace or disrepute, (iii) gross negligence or gross misconduct by Executive with respect to the Company or any subsidiary or affiliate of the Company, (iv) Executive’s abandonment of Executive’s employment with the Company or any subsidiary, (v) Executive’s willful failure to follow the written directions of the Board with respect to any material duty or obligation of the position held by Executive (other than such failure resulting from Executive’s incapacity due to physical or mental illness), which is not cured within five (5) days after written notice thereof to Executive, (vi) Executive’s violation of paragraph 7 of this Agreement, (vii) Executive’s breach of a material written employment policy of the Company, which is not cured within five (5) days after written notice thereof to Executive, or (viii) any other breach by Executive of this Agreement or any other agreement with the Company or any subsidiary which is material and which is not cured within thirty (30) days after written notice thereof to Executive.

(i) “Termination For Good Reason” means Executive’s termination of Executive’s employment as a result of (i) a decrease in Executive’s Base Salary, other than a decrease in the same percentage as applied to the base salary of all of the Company’s senior executives, or the failure to pay when due Base Salary, annual bonus or any other material amounts due under this Agreement, (ii) a relocation of Executive’s principal office to a location that is in excess of fifty (50) miles from its location as of the Effective Date, (iii) a diminution in Executive’s title (other than in connection with Executive’s Permanent Disability), or (iv) any other breach by the Company or any subsidiary of this Agreement or any other agreement with Executive which is material. Notwithstanding the foregoing, no termination of employment by Executive shall constitute a “Termination For Good Reason” unless (A) Executive gives the Company notice of the existence of an event described in clause (i), (ii), (iii) or (iv) above, within thirty (30) days after Executive has knowledge of the first occurrence of such event, (B) the Company does not remedy such event described in clause (i), (ii), (iii) or (iv) above, as applicable, within thirty (30) days of receiving the notice described in the preceding clause (A), and (C) Executive terminates employment within thirty (30) days of the end of the cure period specified in the preceding clause (B).

(j) “Termination Without Cause” means the termination by the Company or any subsidiary of Executive’s employment with the Company or any subsidiary for any reason other than a termination for Permanent Disability or a Termination For Cause and shall include the Company’s giving notice pursuant to subparagraph 5(b) that the Employment Period will not be extended.

(k) “Voluntary Termination” means Executive’s termination of Executive’s employment with the Company or any subsidiary for any reason, other than a Termination For Good Reason.

9. Survival. Subject to any limits on applicability contained therein, paragraphs 4(f), 4(g), 6, 7, 8, 9, 10, 13, 17 and 19 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.

10. Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. It is the intent of the parties that all payments to Executive hereunder shall either be exempt from, or shall comply with, the requirements of Section 409A of the Internal Revenue Code (“Section 409A”), and to the maximum extent permitted by applicable law this Agreement shall be construed in accordance with such intent. Without limiting the generality of the foregoing, if Executive incurs a termination of employment that does not also constitute a separation from service as defined in Section 409A, any amount that becomes payable by reason of such termination of employment that constitutes deferred compensation subject to Section 409A shall not be paid until Executive incurs a separation from service, as so defined, or dies, and if on the date Executive incurs a separation from service he is a specified employee as defined in Section 409A, any amount that becomes payable to him by reason of such separation from service (including any amount deferred as provided above) that constitutes deferred compensation subject to Section 409A shall not be paid until the first day of the seventh month following the month that includes the separation from service, or if earlier Executive’s death, and any deferred amount shall be paid in a lump sum as soon as practical after such date. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by registered or certified mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Christopher G. Bauder

####

####

Notices to the Company:

Weiman Products, LLC

c/o Cortec Management V, LLC

200 Park Avenue, 20th Floor

New York, NY 10166

Attention:         ####

                          ####

Facsimile:        ####

E-mail:            ####

                         ####

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given upon the earlier of (a) actual receipt, or (b)(i) one (1) business day after the business day of deposit with a nationally recognized overnight courier service for next day delivery, freight prepaid, or (ii) three (3) business days after deposit with the United States Post Office for delivery by registered or certified mail, postage prepaid.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

13. Prevailing Party’s Litigation Expenses. In the event of litigation between the Company and Executive related to this Agreement, the non-prevailing party as determined by a court of competent jurisdiction in a final, non-appealable judgment, shall reimburse the prevailing party for any out-of-pocket costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.

14. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral (including, without limitation, the Prior Agreement), which may have related to the subject matter hereof in any way.

15. Counterparts. This Agreement may be executed in separate counterparts (including electronically transmitted counterparts), each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

16. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

17. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Illinois. Executive and the Company agree that the state and federal courts located in the State of Illinois shall have jurisdiction in any action, suit or proceeding against Executive or the Company based on or arising out of this Agreement and Executive and the Company each hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding against Executive or the Company; and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

19. Nondisparagement. At all times during the Employment Period and thereafter, regardless of the reason for termination, Executive shall not disparage the Company, its affiliates and subsidiaries, or their respective boards, officers, employees, products or services, and the Company agrees that it will use its best efforts to cause the members of the board, officers and senior executives of the Company or its subsidiaries to not disparage Executive.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Weiman Products, LLC

By:	/s/ Jeffrey R. Shannon
Name: Jeffrey R. Shannon
Title: Vice President, Secretary and Treasurer

/s/ Christopher G. Bauder
Christopher G. Bauder

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